UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2007

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-22752	88-0218876
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

920 Pilot Road

Las Vegas, Nevada 89119

(Address of Principal Executive Offices)

(702) 896-3890

(Registrants telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 8.01 Other Events.

On March 2, 2007, Progressive Gaming International Corporation (formerly known as Mikohn Gaming Corporation) (the “Company”) announced that it has reached an agreement to settle class action securities litigation currently pending in the United States District Court for the District of Nevada. The case, In re Mikohn Gaming Corp. Securities Litigation, has been pending since November 2005. Under the terms of the settlement, the plaintiffs agree to dismiss with prejudice all claims against all defendants, including the Company and its current and former officers and directors, in exchange for a payment in the amount of $2.8 million, virtually all of which is being provided pursuant to the Company’s insurance coverage. Also under the terms of the settlement, all defendants continue to deny any wrongdoing, and the parties agree that the settlement is not to be deemed an admission of the validity of any of the plaintiffs’ claims. The settlement is contingent on the satisfaction of several conditions, including the completion by the plaintiffs of limited confirmatory discovery and approval by the court following notice to class members.

Forward Looking Statements

This report contains forward-looking statements, including statements regarding the Company’s settlement of the class action and several conditions to that settlement. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that the court will reject the settlement, as well as the risk that the plaintiffs confirmatory diligence is not completed in the manner anticipated by the Company. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Progressive Gaming International Corporation

	By:	/s/ Heather A. Rollo
Date: March 2, 2007		Heather A. Rollo
Executive Vice President, Chief Financial Officer and Treasurer

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